Exhibit 5.1
Form of Opinion

[       *      ] , 2011

Multiband Corporation
9449 Science Center
New Hope, MN  55428

Re:           Registration Statement on Form S-1 and Related Prospectus

Ladies and Gentlemen:

We have acted as counsel for Multiband Corporation, a Minnesota corporation (the “Company”) with respect to certain matters in connection with the sale by the Company of [       *      ] shares (the “Basic Shares”) of the Company’s common stock, no par value per share (“Common Stock”), plus up to [       *      ] shares of Common Stock for which the underwriters have been granted an over-allotment option (“Option Shares”), pursuant to Amendment No. 2 to Registration Statement on Form S-1 and the related Prospectus the Company is filing with the Securities and Exchange Commission (the “Commission”) on or about [       *      ], 2011.  (The Basic Shares and the Option Shares are hereinafter referred to as the “Shares.”)  All of the Shares are to be sold by the Company as described in the Registration Statement and the related Prospectus.  In addition, the Registration Statement and related Prospectus cover [       *      ] shares of Company common stock to be sold by the selling shareholder named in the Registration Statement (the “Selling Shareholder”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein filed with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended; the Company’s Articles of Incorporation and Bylaws, as currently in effect; and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

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Multiband Corporation
 [       *      ], 2011

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.  Furthermore, the Shares to be sold by the Selling Shareholder, upon conversion and delivery in accordance with the terms and conditions of the Series J Convertible Preferred Stock of the Company, will be validly issued, fully paid and nonassessable.

We consent to the reference under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,